CSB BANCORP, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

The undersigned, in his capacity as a person required to file reports pursuant to Section 16 (a) of the Securities Exchange Act of 1934 (the "Exchange Act"), hereby appoints Paula S. Foy and Margaret L. Conn, and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution, to execute his name, place, and stead and to file with the Securities and Exchange Commission any report, which the undersigned is required to file under Section 16 with respect to his beneficial ownership of securities of CSB Bancorp, Inc., an Ohio corporation, or any amendment to any such report.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 18th day of November 2010.

/s/ Steven R. Bailey

Witnessed this 16th day of October, 2012

/s/ Melanie S. Raber, Notary

Melanie S. Raber
Notary Public, State of Ohio
My Commission Expires
February 22, 2014